Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

On Assignment, Inc., (“On Assignment”), entered into an Agreement and Plan of Merger, dated as of January 3, 2007, as amended January 30, 2007, (the “Agreement”), by and among On Assignment, On Assignment 2007 Acquisition Corp., a wholly-owned subsidiary of On Assignment, Oxford Global Resources, Inc. (“Oxford”) and Thomas F. Ryan, as Indemnification Representative, pursuant to which On Assignment acquired all of the outstanding shares of Oxford (the “Merger”). The Merger was completed on January 31, 2007. According to the terms of the Agreement, the purchase price paid by On Assignment was $190.1 million in cash and $10.0 million in common stock. The former stockholders of Oxford have the opportunity to achieve an earn-out of up to $12.0 million based on Oxford’s 2007 and 2008 performance. As a result of the Merger, Oxford became a wholly-owned subsidiary of On Assignment.

The Merger will be accounted for using the purchase method of accounting. The carrying values of Oxford’s assets and liabilities were changed to reflect the fair value of the assets and liabilities as of the acquisition date.

The acquisition price was comprised of the following:

Purchase price	$200,072,000
Transaction costs	1,125,000
$201,197,000

The preliminary purchase price allocation is as follows:

Acquisition price	$201,197,000
Less: net assets acquired	57,557,000
Goodwill	$143,640,000

On Assignment has elected to treat the Merger as an asset purchase for tax purposes.  Accordingly, goodwill associated with the Merger is expected to be deductible for tax purposes.

The following unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred as of December 31, 2006. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2006 assume the Merger took place as of January 1, 2006.

The pro forma information has been prepared for comparative purposes only, and does not purport to be indicative of On Assignment’s results of operations that would have actually occurred had the transaction been in effect as of the date or for the periods presented, or of results that may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with On Assignment’s historical financial statements and related notes included in form 10K as filed on March 16, 2007 with the Securities and Exchange Commission.

The pro forma adjustments are based on On Assignment management’s preliminary estimates of the value of the tangible and intangible assets acquired, liabilities assumed, lease obligations and the related income tax impact of the purchase accounting adjustments. Actual adjustments may differ materially from those presented in these unaudited pro forma condensed combined financial statements upon the finalization of the purchase price allocation pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of December 31, 2006

	On Assignment, Inc.	Oxford Global Resources, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$105,483,000	$577,000	$(45,072,000	)(a)	$60,988,000
Restricted cash	4,678,000	—	—		4,678,000
Accounts receivable—net	39,107,000	22,371,000	—		61,478,000
Advances and deposits	343,000	—	—		343,000
Prepaid expenses	2,630,000	1,978,000	—		4,608,000
Income tax receivable	19,000	—	—		19,000
Deferred income taxes	3,624,000	—	—		3,624,000
Other current assets	41,000	900,000	(900,000	)(b)	41,000
	155,925,000	25,826,000	(45,972,000)		135,779,000
Property, plant and equipment, net	9,116,000	2,436,000	—		11,552,000
Goodwill, net	17,109,000	1,818,000	143,640,000	(c)	162,567,000
Identifiable intangible assets, net	667,000	—	42,900,000	(d)	43,567,000
Deferred income taxes, long-term	865,000	—	—		865,000
Other assets	3,313,000	1,213,000	(885,000	)(e)	3,641,000
Total Assets	$186,995,000	$31,293,000	$139,683,000		$357,971,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,867,000	$2,199,000	$240,000	(a)	$5,306,000
Line of credit	—	900,000	—		900,000
Accrued payroll	8,426,000	9,422,000	—		17,848,000
Deferred revenue	—	—	—		—
Deferred compensation	1,360,000	—	—		1,360,000
Deferred rent expense	94,000	—	—		94,000
Income taxes payable	876,000	440,000	—		1,316,000
Accrued workers’ compensation	3,551,000	—	—		3,551,000
Other accrued expenses	3,250,000	2,230,000	(320,000	)(f)	5,160,000
Due to stockholder	—	766,000	(766,000	)(g)	—
Current portion of long-term debt	—	—	1,450,000	(a)	1,450,000
	20,424,000	15,957,000	604,000		36,985,000
Deferred rent expense	627,000	—	—		627,000
Long-term debt, less current portion	—	—	143,550,000	(a)	143,550,000
Other long-term liabilities	—	865,000	—		865,000
Total liabilities	21,051,000	16,822,000	144,154,000		182,027,000
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	367,000	131,000	(123,000	)(h)	375,000
Paid-in capital	199,355,000	8,493,000	1,499,000	(h)	209,347,000
Retained earnings (deficit)	(11,860,000)	5,976,000	(5,976,000	)(h)	(11,860,000)
Accumulated other comprehensive income (loss)	1,562,000	(129,000)	129,000	(h)	1,562,000
Less: Treasury shares at cost	23,480,000	—	—		23,480,000
Total stockholders’ equity	165,944,000	14,471,000	(4,471,000)		175,944,000
Total liabilities and stockholders’ equity	$186,995,000	$31,293,000	$139,683,000		$357,971,000

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the Year Ended December 31, 2006

	On Assignment, Inc.	Oxford Global Resources, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues	$287,566,000	$178,426,000	$—		$465,992,000
Cost of services	209,725,000	112,969,000	—		322,694,000
Gross profit	77,841,000	65,457,000	—		143,298,000
Selling, general and administrative expenses	67,900,000	50,539,000	12,192,000	(a)	130,631,000
Operating income (loss)	9,941,000	14,918,000	(12,192,000)		12,667,000
Interest income	1,644,000	107,000	—		1,751,000
Interest expense	—	(497,000)	(10,523,000	)(b)	(11,020,000)
Income (loss) before income taxes	11,585,000	14,528,000	(22,715,000)		3,398,000
Provision (benefit) for income taxes	541,000	686,000	(4,001,000	)(c)	(2,774,000)
Net income (loss)	$11,044,000	$13,842,000	$(18,714,000)		$6,172,000
Basic earnings per share	$0.41				$0.22
Weighted average number of shares outstanding	27,155,000				27,950,000	(d)
Diluted earnings per share	$0.39				$0.21
Weighted average number of shares and dilutive shares outstanding	28,052,000				28,847,000	(d)

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1 Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the merger with Oxford as if the merger had occurred as of December 31, 2006. The unaudited pro forma combined statements of operations for the year ended December 31, 2006 assume the acquisition took place as of January 1, 2006.

Note 2 Pro forma Adjustments

Pro forma adjustments to condensed combined balance sheets:

(a)            To record the cash portion of the purchase price of the Merger and accrue acquisition costs . On Assignment utilized the proceeds of $145,000,000 from a new $165,000,000 senior secured credit facility to finance a portion of the purchase price. The new facility includes a five year $20,000,000 revolving credit facility, which was undrawn at the time the Merger was completed, and a six year $145,000,000 term loan facility.

(b)           To adjust the notes receivable balance to reflect a note receivable that was not acquired by On Assignment.

(c)            To record estimated goodwill. The pro forma adjustments are based on On Assignment management’s preliminary estimates of value of the tangible and intangible assets acquired and the liabilities assumed, and the related income tax impact of the purchase accounting adjustments. Management is in the process of finalizing preliminary appraisals. As such, actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements.

(d)           To record estimated intangible assets relating to trademarks and tradename ($13,300,000), customer relationships ($8,400,000), staffing databases ($20,100,000), in-use software ($500,000) and covenant not to compete ($600,000). The values are based on preliminary estimates and management is in the process of finalizing preliminary appraisals. As such, actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements.

(e)            To reclassify merger related costs incurred by On Assignment that were included in the total purchase price.

(f)              To reduce other accrued expenses for a $320,000 deferred tax liability not assumed by On Assignment.

(g)           To adjust the due to stockholder balance as this liability was not assumed by On Assignment.

(h)           To eliminate the historical stockholders’ equity of Oxford, which was eliminated upon the completion of the Merger, and to record the issuance of 795,292 shares of On Assignment $.01 par value common stock.  The allocation of the common stock was $8,000 to common stock and $9,992,000 to paid-in capital.

Pro forma adjustments to condensed combined statements of operations:

(a)            To record the estimated straight-line amortization of the customer relationship (3 years), covenant not to compete (3 years), in-use software (2 years) and the estimated accelerated depreciation of the staffing databases (7 years), and the estimated related income tax impact at the 40.0% federal and state tax rate. The weighted average amortization period of the intangible assets is approximately 2.0 years. If the intangible asset values were to increase or decrease by 20%, the pro forma amortization for the year ended December 31, 2006 would increase or decrease by approximately $2,438,000 (and the related income tax benefit would increase or decrease by approximately $975,000). Estimated amortization expense for the staffing databases is as follows:

2007	$9,213,000
2008	5,444,000
2009	2,722,000
2010	1,361,000
2011	680,000
2012	340,000
2013	340,000
$20,100,000

(b)           To remove $497,000 of historical interest expense relating to debt that was not assumed by On Assignment and to record $11,020,000 of estimated interest expense (and the corresponding income tax benefit) relating to the $145,000,000 term loan facility used to finance a portion of the purchase price.

(c)            To adjust provision (benefit) for income taxes as follows:

Record income tax benefit relating to the pro forma amortization of intangible assets	$(4,877,000)
Record income tax benefit relating to the pro forma net increase in interest expense	(4,209,000)
Increase Oxford’s 2006 provision for income taxes from an S-Corporation tax rate to a 40% C-Corporation tax rate	5,085,000
$(4,001,000)

(d)           To adjust weighted average shares outstanding (basic and diluted) and the related earnings per share calculations as a result of the issuance of 795,292 shares of On Assignment $0.01 par value common stock.